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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) of the
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                       __________________________________



Name:               GOLDMAN SACHS VARIABLE INSURANCE TRUST

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                                4900 Sears Tower
                          Chicago, Illinois 60606-6303

            Telephone Number (including Area Code):  (312) 993-4400

               Name and address of agent for service of process:

                               Michael J. Richman
                              Goldman, Sachs & Co.
                          85 Broad Street - 12th Floor
                           New York, New York  10004

                                   Copies to:

                           Jeffrey A. Dalke, Esquire
                           Drinker Biddle & Reath LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                     Philadelphia, Pennsylvania  19107-3496
                      ___________________________________


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  [X]    No   [_]
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                                   SIGNATURES



          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the City of New York and State of New York, as of the 18th day of September, 1997.



                                 GOLDMAN SACHS VARIABLE INSURANCE TRUST



                                 By:  /s/ Michael J. Richman
                                      -------------------------------
                                 Michael J. Richman
                                 Trustee



Attest:/s/ Valerie A. Zondorak
       -----------------------
      Valerie A. Zondorak
      Assistant Secretary